Release Date:  November 11, 2003              Contact:  Craig A. Creaturo
                                              Chief Accounting Officer
                                              and Treasurer
                                              724/352-4455
                                              ccreaturo@ii-vi.com
                                              Homepage:  www.ii-vi.com




        II-VI Incorporated Announces Shareholders' Meeting Results and Committees of the Board of Directors


PITTSBURGH, PA - November 11, 2003 - II-VI Incorporated (NASDAQ NMS:
IIVI) announced today the results of its Annual Meeting of Shareholders held on November 7, 2003. Re-elected to the Company's Board of Directors were Duncan A.J. Morrison, Chairman of ARRI Canada Ltd. and Marc Y.E.
Pelaez, Rear Admiral of the United States Navy (retired).   The two newly
elected directors join existing directors Joseph J. Corasanti, President and Chief Operating Officer of CONMED Corporation, Dr. Carl J. Johnson, Chairman and Chief Executive Officer of II-VI Incorporated, Francis J. Kramer, President and Chief Operating Officer of II-VI Incorporated, Thomas E. Mistler, Operating Partner of Buckingham Capital Partners, and Peter W. Sognefest, President and Chief Executive Officer of South East Asia Manufacturing Operations Consultancy (SEAMOC).

In addition to the election of directors, the shareholders of the Company also ratified the Board of Directors' selection of Deloitte & Touche LLP as auditors of the Company for the fiscal year ending June 30, 2004 and approved a shareholder proposal regarding the Company's Shareholder Rights Plan.

Immediately following this election, the Company's Board of Directors appointed the following directors to serve as members of the various committees of the Board of Directors:

  * Audit Committee

                Duncan A.J. Morrison, Chairman
                Joseph J. Corasanti
                Thomas E. Mistler

  * Compensation Committee

                Peter W. Sognefest, Chairman
                Joseph J. Corasanti
                Thomas E. Mistler
                Duncan A.J. Morrison

  * Nominating and Corporate Governance Committee

                Thomas E. Mistler, Chairman
                Marc Y.E. Pelaez
                Peter W. Sognefest

In addition, the position of Lead Independent Director was added to the Company's Board of Directors with Thomas E. Mistler being appointed by the Board of Directors to this new position.

Headquartered in Saxonburg, Pennsylvania, II-VI Incorporated designs, manufactures and markets optical and opto-electronic components, devices and materials for infrared, near-infrared, visible light, x-ray and gamma-ray instrumentation. The Company's infrared optics business manufactures optical and opto-electronic components sold under the II-VI and Laser Power brand names and are used primarily in high-power CO2 lasers. The Company's near-infrared optics business manufactures near-infrared and visible light products for industrial, scientific and medical instruments and laser gain material and products for solid-state YAG and YLF lasers at the Company's VLOC subsidiary. The Company's military infrared optics business manufactures infrared products for military applications under the Exotic Electro-Optics brand name. The Company's eV PRODUCTS division manufactures and markets solid-state x-ray and gamma-ray detection materials and products for use in medical, industrial, environmental and scientific applications. The Company's Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the solid-state lighting, wireless infrastructure, RF electronics and power switching industries.

CONTACT: Craig A. Creaturo, Chief Accounting Officer and Treasurer of II-VI Incorporated, 724-352-4455, or e-mail, ccreaturo@ii-vi.com.

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